Exhibit 10.06

Non-Competition Agreement

This Non-Competition Agreement is entered into on December 29, 2009 by and among Nature’s Products, Inc., a Florida corporation ("Buyer"), and Nutrition 21, Inc., a New York corporation, (“Nutrition 21” or “Seller”).

Whereas, Buyer and Nutrition 21 have entered into an Asset Purchase Agreement, dated December 29, 2009, (the “Purchase Agreement”) which contemplates the purchase by Buyer of certain of the assets and the business of Nutrition 21;

Whereas, it is a material inducement to Buyer’s obligation to consummate the transactions under the Purchase Agreement that Nutrition 21, enter into this Non-Competition Agreement; and

Whereas, hereafter the term “Buyer" shall include all of its affiliates, as defined below, which are engaged in any component of the Business (as defined below).

Now, Therefore, in consideration of the mutual promises and covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Background.

a.
Nutrition 21 hereby acknowledges that Buyer is purchasing certain assets of Nutrition 21 and the goodwill value of the Business.  Nutrition 21 hereby further acknowledges that Buyer intends to conduct the Business and the restrictive covenants set forth hereinafter are a condition to Buyer’s obligation to consummate the transactions contemplated in the Purchase Agreement because they are necessary to preserve the value of the Business as conducted by Nutrition 21 and as will be conducted by Buyer.

b.
In view of the fact that any activity of Nutrition 21 in violation of the terms hereof will adversely affect Buyer and will deprive Buyer of material benefits and bargains under the Purchase Agreement, Nutrition 21 hereby agrees to the restrictions set forth herein).

2.	Certain Definitions.

(i)
“Restricted Activities” means the sale of finished and packaged nutritional supplement end-products to end users or for ultimate sale to end users without further fabrication or packaging; provided that sale of products that are sold solely by prescription or that do not contain Chromium Picolinate, Chromium Histidinate, Chromium Picolinate-Biotin Blend, Arginine-Silicate-Inositol Blend, fish oil or omega 3 shall in no event constitute Restricted Activities.

(ii)
For clarity, it is agreed that it is not a Restricted Activity for Nutrition 21 to engage in the sale of any and all raw materials, formulations, compounds, blends and bulk and other materials to third party non-end users to be further fabricated, blended or packaged for ultimate sales to end-users as nutritional supplements or otherwise, whether or not (i) sold by prescription or (ii) containing Chromium Picolinate, Chromium Histidinate, Chromium Picolinate-Biotin Blend, and Arginine-Silicate-Inositol Blend, fish oil or omega 3.

(iii)
the term “affiliate” shall mean, with respect to any person or entity, any person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity,

(iv)	the term “person” shall mean an individual, a corporation, an association, a partnership (limited or general), a limited liability company, an estate, a trust, and any other entity or organization,

(v)	The term “Restricted Region” shall mean anywhere within the world.

(vi)	The term “Business shall mean a business that sells finished and packaged end-products to retailers for ultimate sale to end users without further fabrication or packaging.

(vii)	All capitalized terms used herein and not defined shall have the meanings given to them in the Purchase Agreement.

3.	Non Competition and Non-Solicitation.

a.	Nutrition 21 acknowledges that, through the Closing Date, it conducted the Business in the Restricted Region.

b.
Nutrition 21 hereby agrees that during the period commencing on the date hereof and ending exactly four years thereafter, Nutrition 21 will not, directly or indirectly, for the account or benefit of its own accounts or that of any other person, anywhere in the Restricted Region (which shall include directing activity within the Restricted Region from outside the Restricted Region):

i.
engage, participate or invest in, or provide or facilitate the provision of financing to, or in any way assist (whether as an employee, owner, part-owner, shareholder, member, partner, director, officer, trustee, principal, agent or consultant, or in any other capacity) any activity, business, organization or person whose or which business, activities, products or services constitute Restricted Activities; or

ii.
induce or attempt to induce any employee of Buyer to leave the employ of Buyer, in any way interfere with the relationship between Buyer and any of its employees; employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Buyer; or induce or attempt to induce any customer, supplier, licensee, or business relation of Buyer to cease doing business with Buyer, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Buyer (this clause 3.b.ii. shall not restrict sales to customers of Buyer if such sales are not Restricted Activities).

4.
Excluded Inventory. The parties agree that all sales of Excluded Inventory, as such term is defined in the Purchase Agreement, by Seller shall be by a means and into a market agreed to by the Buyer and Seller in advance of any such sales.

5.	Confidential Information and Cooperation.

a.
Nutrition 21 acknowledges that all confidential information relating to Buyer and the Business, including without limitation (a) trade secrets and intellectual property, (b) information concerning services and products and the development, manufacturing, marketing, distribution and pricing of services and products, (c) information concerning customers, customer lists and suppliers and (d) credit and financial data  and (d) all of the Assets (as defined in the Purchase Agreement) (collectively, the “Proprietary Information”), are valuable, special and unique assets of the Buyer, access to and knowledge of which have been gained by Nutrition 21.

b.
Nutrition 21 further agree that all Proprietary Information shall be considered confidential information and that from and after the date hereof Nutrition 21 will (x) not disclose, at any time, any of such Proprietary Information to any person or entity for any reason or purpose whatsoever, (y) not make use of any Proprietary Information for its own purposes or for the benefit of any person other than Buyer except that Nutrition 21 may use customer lists for non-Restricted Activities, and (z) surrender immediately to Buyer all Proprietary Information existing in tangible form (whether in print, photos, audio or video tape, computer disk or memory, or otherwise) which is in the possession or control of either Nutrition 21, except that Nutrition 21 may retain customer lists to be used exclusively for non-Restricted Activities.

6.	Scope of Agreement.

a.
Nutrition 21 acknowledges that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated hereby and by the Purchase Agreement, (b) are given as an integral and essential part of the transactions contemplated hereby and by the Purchase Agreement, and (c) but for the covenants of Nutrition 21 contained in this Agreement, Buyer would not have entered into or would not consummate the transactions contemplated by the Purchase Agreement.

b.
Nutrition 21 acknowledges and agrees that it has independently consulted with its counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with regard to the Business, and represent that the Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

7.
Certain Remedies, Severability.  It is specifically understood and agreed that any breach of the provisions of this Agreement by Nutrition 21  will result in irreparable injury to Buyer and Buyer, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, Buyer shall be entitled to enforce the specific performance of this Agreement against Nutrition 21 through both temporary and permanent injunctive (and other equitable) relief without the necessity of proving monetary damages, but without limitation of its right to damages and any and all other remedies available to Buyer, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.  In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  The existence of any claim or cause of action which Nutrition 21 or any other party may have against Buyer shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

8.
Jurisdiction.  The parties hereby irrevocably submit to the exclusive jurisdiction and venue of the courts of Broward County, Florida to enforce the covenants contained in this Agreement.  In the event that a court shall hold such covenants unenforceable (in whole or in part) by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination shall not bar or in any way affect the right of Buyer to the relief provided for herein in the courts of any other state within the geographic scope of such covenants, as to breaches of such covenants in such other respective states, the above covenants as they relate to each state being, for this purpose, severable into distinct and independent covenants.

9.	Notices. All notices shall be provided to the parties in the manner provided in the Purchase Agreement.

10.
Miscellaneous.  This Agreement shall be governed by and construed under the internal laws, and not the laws of conflicts of laws, of the State of Florida, and shall not be amended or modified in whole or in part except by an agreement in writing signed by each party.  The prevailing party in any controversy hereunder shall be entitled to reasonable attorneys’ fees and expenses.  The failure of any of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent beach of the provision so breached, or of any other breach hereunder.  This Agreement shall inure to the benefit of, and be binding upon, successors and permitted assigns of the parties hereto.  This Agreement may not be assigned by Nutrition 21 or IH.  This Agreement supersedes all prior understandings and agreements between the parties relating to the subject matter hereof.

11.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

In Witness Whereof, the parties have executed this Non-Competition Agreement as of the date first set forth above.

Buyer: Nature’s Products, Inc.

By:

Seller: Nutrition 21, Inc.

By: